EXHIBIT 10.5

SETTLEMENT agreement

This Settlement Agreement (the “Agreement”), entered into as of this 4th day of October, 2012 by and between Apricus Biosciences, Inc., a Nevada corporation, with a principal place of business at 11975 El Camino Real, Suite 300, San Diego, CA 92130 (“Apricus Bio”) and Innovus Pharmaceuticals, Inc., a Nevada corporation with a principal place of business at 80 W. Sierra Madre Blvd., #392 Sierra Madre, CA 91024 (“Innovus”). In this Agreement, Apricus Bio and Innovus may each be referred to as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, Bio-Quant, Inc. (“Bio-Quant”), formerly a subsidiary of Apricus Bio, and FasTrack Pharmaceuticals, Inc. (“FasTrack”), now wholly-owned by Innovus, entered into an Asset Purchase Agreement, dated October 1, 2009, pursuant to which FasTrack acquired the rights to PrevOnco™, certain PrevOnco™ back-up compounds (the “Back-Up Compounds”), and another early stage cancer product candidate (the “2009 Agreement”);

WHEREAS, FasTrack and NexMed, Inc. (“NexMed”), now Apricus Bio, entered into an Asset Purchase Agreement in March 2010, pursuant to which: (a) NexMed acquired the rights to PrevOnco™; (b) FasTrack acquired a fifty percent (50%) share of any future revenue generated from the licensing of PrevOnco™ (the “PrevOnco Rights”); and (c) the Parties cancelled an October 1, 2009 promissory note in the amount of $204,896, thereby relieved FasTrack of its payment obligations under that note (the “2010 Agreement”);

WHEREAS, NexMed and FasTrack subsequently entered into an Asset Purchase Agreement dated April 4, 2011, pursuant to which: (a) NexMed acquired the rights to the Back-Up Compounds; (b) FasTrack acquired certain rights to NexMed’s NexACT® drug delivery company (the “NexACT® License Rights”); (c) NexMed provided FasTrack with a fully funded loan of $250,000 in the form of a secured convertible promissory note (the “Loan Note”); (d) the Parties agreed to the conversion of FasTrack’s indebtedness to NexMed in the amount of $224,519.7 into an amended and restated promissory note (the “Restated Note”); and (e) the Parties entered into a Security Agreement (the “Security Agreement”), which governs the Obligations (as defined in the Security Agreement) owed from Innovus to Apricus Bio (the “2011 Agreement”);

WHEREAS, Innovus notified Apricus Bio of the occurrence of an M&A Event, as defined in the 2011 Agreement, in December 2011, as a result of which Innovus converted the Loan Note and the Restated Note into 135,888 shares of common stock of Innovus in March 2012 (the “Innovus Stock”) and Apricus Bio received the Innovus Stock;

WHEREAS, Innovus notified Apricus Bio by a letter of May 15, 2012 that Innovus elected to terminate its NexACT® License Rights under the 2011 Agreement (“License Termination Letter”);

WHEREAS, Apricus Bio and Innovus wish to settle all existing rights under the 2011 Agreement, 2010 Agreement, 2009 Agreement, and all other related agreements (collectively, the “Prior Agreements”), as described herein and according the terms and conditions described below;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, Apricus Bio and Innovus agree as follows:

AGREEMENT

ARTICLE I

SETTLEMENT

1.1                Termination of Licenses, Notes, and Security Agreement. Upon the execution of this Agreement, the Prior Agreements, the Loan Note, the Restated Note, and the Security Agreement shall be terminated in their entirety as of the date hereof and shall be of no further force or effect. Within thirty (30) days after the execution of this Agreement, Apricus Bio shall terminate any UCC filing that Apricus Bio has made against Innovus and its assets.

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1.2                Termination of PrevOnco™ Rights. Upon the execution of this Agreement and as a result of the termination of the Prior Agreements, Innovus hereby acknowledges that the PrevOnco™ Rights (as granted to Innovus in the 2010 Agreement) shall terminate and Innovus shall hereafter have no interest of any kind in PrevOnco™. For clarity, upon the execution of this Agreement, Apricus Bio shall have full ownership without restriction or obligation to Innovus of all PrevOnco™ Rights.

1.3                Transfer of Innovus Stock. Upon the execution of this Agreement, Apricus Bio shall transfer the Innovus Stock to Innovus, free and clear of any and all liens, charges, or other encumbrances (collectively, “Encumbrances”).

1.4                Transfer of Innovus. Within seven (7) days of the execution of this Agreement, Apricus Bio shall pay Innovus the sum of $25,000 (the “Cash Payment”), which amount shall be paid in check or by wire transfer.

1.5                Closing; Deliveries. The closing of this Agreement (the “Closing”) shall take place concurrently with the execution of this Agreement. At the Closing, Apricus Bio shall: (a) deliver the Innovus Stock to Innovus and (b) provide the Cash Payment to Innovus.

1.6                Further Assurances. The Parties shall execute any further documents, instruments of transfer and assignment, and other papers and take such further action as may be reasonably required to carry out the provisions hereof and the transactions completed hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF INNOVUS

In order to induce Apricus Bio to enter into this Agreement and consummate the transaction contemplated hereby, Innovus makes to Apricus Bio the following representations and warranties:

2.1                Organization and Corporate Power. Innovus is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Innovus has all required corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and the agreements contemplated hereby to which it is a party, and to carry out the transactions contemplated hereby and thereby.

2.2                Authority. This Agreement and all agreements, documents, and instruments executed by Innovus pursuant hereto are valid and binding obligations of Innovus, enforceable in accordance with their respective terms. The execution, delivery, and performance of this Agreement and all agreements, documents, and instruments executed by Innovus pursuant hereto, including the termination of the PrevOnco™ Rights, have been duly authorized by the Innovus Board of Directors and all other necessary action under Innovus’ charter and by-laws.

2.3                Non-Contravention. The execution, deliver, and performance by Innovus of this Agreement and all agreements, documents, and instruments to be executed and delivered by Innovus pursuant hereto, including the termination of the PrevOnco™ Rights, do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, obligation, permit, license, or authorization to which Innovus is a party or by which Innovus or its assets are bound, or any provision of Innovus’ organizational documents; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse or time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to Innovus; or (iii) require from Innovus any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party (that has not already been obtained). Innovus has not defaulted in its obligations under Prior Agreements.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF APRICUS BIO

In order to induce Innovus to enter into this Agreement and consummate the transaction contemplated hereby, Apricus Bio makes to Innovus the following representations and warranties:

3.1                Organization and Corporate Power. Apricus Bio is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Apricus Bio has all required corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and the agreements contemplated hereby to which it is a party, and to carry out the transaction contemplated hereby and thereby.

3.2                Authority. This Agreement and all agreements, documents, and instruments executed by Apricus Bio pursuant hereto are valid and binding obligations of Apricus Bio, enforceable in accordance with their respective terms. The execution, delivery, and performance of this Agreement and all agreements, documents, and instruments executed by Apricus Bio pursuant hereto, have been duly authorized by all necessary corporate and other action of Apricus Bio.

3.3                Non-Contravention. The execution, deliver, and performance by Apricus Bio of this Agreement and all agreements, documents, and instruments to be executed and delivered by Apricus Bio pursuant hereto, do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, obligation, permit, license. or authorization to which Apricus Bio is a party or by which Apricus Bio or its assets are bound, or any provision of Apricus Bio’s organizational documents; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse or time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to Apricus Bio; (iii) require any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party (that has not already been obtained); or (iv) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse or time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or other obligation to which Apricus Bio is a party or by which Apricus Bio or any of its assets are bound.

ARTICLE IV

MUTUAL RELEASE AND NON-DISPARAGEMENT

4.1                Release by Innovus. Innovus, its affiliates, subsidiaries, and each of their respective officers, directors, agents, employees, stockholders, and representative and each of their predecessors, successors, and assigns (collectively, the “Innovus Parties”) do hereby voluntarily, knowingly, forever, fully, finally, completely, and unconditionally release, remise and discharge the Apricus Bio Parties (defined below) of and from any, and all manner of, liabilities, claims, rights, debts, actions and causes of action, obligations, promises, expenses, bills, liens, suits, dues, accounts, bounds, covenants, contracts, agreements, judgments, matters, issues, damages, costs, expenses, injuries, and demands of any nature whatsoever, whether at law or in equity, or otherwise, known or unknown, discovered or undiscovered, accrued or unaccrued, liquidated or non-liquidated, contingent or absolute (“Claims”), which the Innovus Parties, or any of them, or any other person or entity claiming by, through, or under them hereafter, ever had, now has, or hereafter can, shall, or may have against the Apricus Bio Parties, either directly or indirectly, individually, representatively, derivatively, by virtue of subrogation, or in any other capacity, from the beginning of time to the date of this Agreement (the “Innovus Released Matters”) including, but not limited to, Claims related to, arising in any manner from, or in any way connected with, the Prior Agreements. Notwithstanding the foregoing, the Innovus Released Matters shall exclude and shall not release any Claim related to or arising in any manner from, or in any way connected with this Agreement.

4.2                Release by Apricus Bio. Apricus Bio, its affiliates, subsidiaries, and each of their respective officers, directors, agents, employees, stockholders, and representative and each of their predecessors, successors, and assigns (collectively, the “Apricus Bio Parties”) do hereby voluntarily, knowingly, forever, fully, finally, completely, and unconditionally release, remise and discharge the Innovus Parties of and from any, and all manner of Claims, which the Apricus Bio Parties, or any of them, or any other person or entity claiming by, through or under them hereafter, ever had, now has, or hereafter can, shall or may have against the Innovus Parties, either directly or indirectly, individually, representatively, derivatively, by virtue of subrogation, or in any other capacity, from the beginning of time to the date of this Agreement (the “Apricus Bio Released Matters”) including, but not limited to, Claims related to, arising in any manner from, or in any way connected with, the Prior Agreements. Notwithstanding the foregoing, the Apricus Bio Released Matters shall exclude and shall not release any Claim related to or arising in any manner from, or in any way connected with this Agreement.

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4.3                Non-Disparagement. Each Party hereby agrees and covenants to, and each shall cause its respective Innovus Parties and Apricus Bio Parties to, refrain from making, now or at any time in the future, any disparaging, false, or defamatory comment, statement, or other communication concerning the other party, its products, technologies, services, or any current or former directors, officers, or employees of such other party to any third party, including, without limitation, the press, vendors, and any individual or entity with whom such other party has a current or prospective business relationship. Each party shall be responsible for any breach of this Section 4.3 by Innovus Parties, its affiliates, agents, or representatives, and Apricus Bio Parties, its affiliates, agents, or representatives.

ARTICLE V

INTELLECTUAL PROPERTY RIGHTS

5.1                Proprietary Information. To the effect not assigned previously by Innovus to Apricus Bio, Innovus, its affiliates and sublicensees shall assign and deliver promptly to Apricus Bio all proprietary information relating to the NexACT® License Rights, pre-clinical and clinical trial results and data relating to NexACT® License Rights, regulatory filings with Regulatory Authorities for any products under the NexACT® License Rights, clinical development and trials program results, research results, data, etc., and intellectual property of any type whatsoever developed or licensed by Innovus or any of its affiliates or consultants relating to the NexACT® License Rights. Proprietary information shall include all know-how, trade secret, patentable information, non-patent information, and all other information and materials related to the development, manufacture, sale, or use related to the NexACT® License Rights and all related technical and other data and submissions and any improvements thereto.

ARTICLE 6

MISCELLANEOUS

6.1                Confidentiality. The parties and their attorneys shall keep the specific terms, conditions, and covenants of this Agreement confidential except: (i) where mutually agreed to in writing by the parties; (ii) where necessary to share such information with the parties’ accountants or attorneys; (iii) where disclosure to a governmental entity is required; or (iv) where disclosure is required by the U.S. Securities and Exchange Commission, the NASDAQ capital market, or similar body, ordered by a court of competent jurisdiction. The parties and their attorneys shall not communicate with anyone associated with any media or publication entities concerning the terms of this Agreement. This confidentiality provision is a material term of this Agreement, and its violation shall constitute a breach of this Agreement.

6.2                Effect of Breach. The Parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by the breaching party and that the other party shall be entitled to seek equitable relief, including, without limitation, specific performance and injunction as a remedy for any such breach. The breaching party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for the breaching party’s breach of this Agreement, but shall be in addition to all other remedies available at law or in equity to the other party.

6.3                Survival of Representations and Warranties. The representations, warranties, covenants, and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and the Closing contemplated hereby and shall bind the successors and assigns of the relevant party, where so expressed or not, and all such covenants, agreements, representations, and warranties shall inure to the benefit of the successors and assigns of the parties hereto, where so expressed or not.

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6.4                No Third-Party Beneficiaries. No person or entity not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement, nor shall any party have any obligations or liability to such person or entity by reason of this Agreement.

6.5                Entire Agreement. This Agreement including each of the exhibits attached hereto, together constitute the full and entire understanding and agreement among the parties hereto with respect to the subject matters hereof and thereof and any and all other written or oral agreements existing prior to or contemporaneously herewith are expressly superseded and canceled.

6.6                Amendments, Waivers, and Consents. For the purpose of the Agreement, no course of dealing between the Parties and no delay on the part of any Party herein in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. Any term or provision hereof may be amended, terminated, or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of Apricus Bio and Innovus.

6.7                Notice and Demands. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if faxed (with transmission acknowledgement received), delivered personally, or mailed by certified or registered mail (return receipt requested) as follows:

To Apricus Bio:	Apricus Biosciences, Inc.
11975 El Camino Real, Suite 300
San Diego, CA 92130
Attention: General Counsel

To Innovus:	Innovus Pharmaceuticals, Inc.
80 W. Sierra Madre Blvd., #392
Sierra Madre, CA 91024
Attention: CEO

Notice shall be effective as of the date of such delivery, mailing, or fax.

6.8                Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

6.9                Counterparts. This Agreement and any exhibits or schedules hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibits or schedule hereto may be delivered via facsimile, with the intention that they shall have the same effect as an original counterpart hereof.

6.10            Governing Law and Venue. This Agreement shall be deemed a contract made under the laws of the State of California and all disputes, claims, or controversies arising out of this Agreement, or the negotiation, validity or performance hereof or the transaction contemplated herein, shall be construed under and governed by the laws of such state, without giving effect to its conflicts of law principles. Any disputes hereunder shall be adjudicated in the relevant state or federal court in San Diego, California.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

APRICUS BIOSCIENCES, INC.		INNOVUS PHARMACEUTICALS, INC.
Signature:	/s/Steve Martin	Signature:	/s/Vivian Liu
Name:	Steve Martin	Name:	Vivian Liu
Title:	Senior Vice President & Chief Financial Officer	Title:	President & Chief Executive Officer
Date:	October 4, 2012	Date:	October 4, 2012

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